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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  ------------

                                 SCHEDULE 13G/A

           INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO
              RULES 13d-1 (b), (c) AND (d) AND AMENDMENTS THERETO
                           FILED PURSUANT TO 13d-2 (b)
                               (Amendment No. 2)*


                                T/R Systems, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                  87263U 10 2
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                               December 31, 2002
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

      |_|   Rule 13d-1(b)

      | |   Rule 13d-1(c)

      |X|   Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                                 Page 1 of 4 pages

CUSIP No. 87263U 10 2                                                Page 2 of 4
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      Charles H. Phipps ("Phipps")
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      U.S. Citizen
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        18,334 shares issuable upon exercise of options.
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            1,548,350 shares,  all of which are directly owned by SR
  OWNED BY              IV. Phipps  is a general  partner of SRB IV, the general
    EACH                partner  of SR IV,  and may be  deemed  to  have  shared
  REPORTING             power to vote these shares.
   PERSON               --------------------------------------------------------
    WITH          7     SOLE DISPOSITIVE POWER

                        18,334 shares issuable upon exercise of options.
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        1,548,350 shares,  all of which are directly owned by SR
                        IV. Phipps is a general partner of SRB IV, the general partner of SR IV, and may be deemed to have shared power to dispose of these shares.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,566,684
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      12.8%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

         This Amendment No. 2 amends the Statement on 13(G), as amended by Amendment No. 1 (as amended, the "Original Statement") filed by Sevin Rosen Fund IV L.P., a Delaware limited partnership ("SR IV"); SRB Associates IV L.P., a Delaware limited partnership ("SRB IV"); Jon W. Bayless ("Bayless"); Stephen M. Dow ("Dow"); John V. Jaggers ("Jaggers"); Charles H. Phipps ("Phipps"); and Jennifer Gill Roberts ("Roberts"). The foregoing entities and individuals are collectively referred to as the "Reporting Persons". Only those items as to which there has been a change are included in this Amendment No. 2.

                                   SIGNATURES

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: March 3, 2003

SEVIN ROSEN FUND IV L.P.                             /s/ John V. Jaggers
By SRB ASSOCIATES IV L.P.,                           ---------------------------
Its General Partner                                  Signature

                                                     John V. Jaggers
                                                     General Partner

SRB ASSOCIATES IV L.P.                               /s/ John V. Jaggers
                                                     ---------------------------
                                                     Signature

                                                     John V. Jaggers
                                                     General Partner

JON W. BAYLESS                                       /s/ John V. Jaggers
                                                     ---------------------------
                                                     Signature

                                                     John V. Jaggers
                                                     Attorney-In-Fact

STEPHEN M. DOW                                       /s/ John V. Jaggers
                                                     ---------------------------
                                                     Signature

                                                     John V. Jaggers
                                                     Attorney-In-Fact



JOHN V. JAGGERS                                      /s/ John V. Jaggers
                                                     ---------------------------
                                                     Signature


CHARLES H. PHIPPS                                    /s/ John V. Jaggers
                                                     ---------------------------
                                                     Signature

                                                     John V. Jaggers
                                                     Attorney-In-Fact

JENNIFER GILL ROBERTS                                /s/ John V. Jaggers
                                                     ---------------------------
                                                     Signature

                                                     John V. Jaggers
                                                     Attorney-In-Fact